Exhibit 10.7

THE BLACK & DECKER 2008 EXECUTIVE

LONG-TERM INCENTIVE/RETENTION PLAN

Section 1.	Purpose

The purpose of The Black & Decker 2008 Executive Long-Term Incentive/Retention Plan is to attract and retain key executive officers of the Corporation who have a significant impact on stockholder value and to motivate those executive officers to put forth maximum efforts for the long-term success of the Corporation’s business. The Plan is amended and restated by the Board effective November 2, 2009.

Section 2.	Definitions

Whenever used for purposes of the Plan, the following terms have the meanings defined below, and, when the defined meaning is intended, the term is capitalized:

(a)	“Board” means the Board of Directors of the Corporation.

(b)	“CEO” means the Chief Executive Officer of the Corporation.

(c)	“Change in Control of the Corporation” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; (2) during any period of two consecutive years, individuals who at the beginning of that period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (1) or (4) of this Section 2(c)) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board; (3) the Corporation enters into an agreement the consummation of which would result in the occurrence of a Change in Control of the Corporation; or (4) the stockholders of the Corporation approve a merger, share exchange or consolidation of the Corporation with any other corporation or entity, other than a merger, share exchange or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or the surviving entity outstanding immediately after the merger, share exchange or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

(d)	“Committee” means the Compensation Committee of the Board.

(e)	“Corporation” means The Black & Decker Corporation.

(f)	“For Cause” means the termination of employment of a Participant due to (1) the willful and repeated failure substantially to perform the Participant’s duties after written notice specifying the failure, (2) fraud, misappropriation or intentional material damage to the property or business of the Corporation or a Subsidiary committed by the Participant, or (3) the commission of a felony by the Participant.

(g)	“Involuntary Termination” means the termination of employment of a Participant (1) other than For Cause, (2) by death, or (3) by disability as determined by the Committee.

(h)	“Participant” means an executive officer of the Corporation who has been designated to participate in the Plan.

(i)	“PEP” means The Black & Decker Performance Equity Plan.

(j)	“Performance Period” means the period from January 1, 2008, to December 31, 2010.

(k)	“Plan” means The Black & Decker 2008 Executive Long-Term Incentive/Retention Plan.

(l)	“Return on Capital Employed” means for any year the ratio calculated by dividing (i) the sum of net earnings plus after-tax interest expense for such year by (ii) the sum of total stockholder’s equity plus debt (which includes short-term borrowings, current maturities of long-term debt, and long-term debt) as of December 31 of such year.

(m)	“Stock Base Amount” means the average daily closing sale price of the Corporation’s common stock as finally reported by the New York Stock Exchange during the first quarter of 2008.

(n)	“Stock Price Measure” means (1) for purposes of determining the amount of an award payable to a Participant under Section 4(b) of the Plan, the average daily closing sale price of the Corporation’s common stock as finally reported by the New York Stock Exchange during the fourth quarter of 2010, (2) for purposes of determining the amount of an award payable to a Participant under Section 5 of the Plan, the greater of (x) the closing sale price per share of the Corporation’s common stock as finally reported by the New York Stock Exchange on the trading date immediately prior to the effective time of any Change in Control of the Corporation, or (y) the price per share received by the Corporation’s stockholders in a transaction contemplated in an agreement described in clause (3) or a transaction described in clause (4) of Section 2(c) of the Plan if such transaction is consummated, or (3) for purposes of determining the amount of an award payable to a Participant under Section 6 of the Plan, the closing sale price per share of the Corporation’s common stock as finally reported by the New York Stock Exchange on the trading date immediately prior to the date of such Participant’s termination of employment.

(o)	“Subsidiary” means any domestic or foreign entity, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation.

Section 3.	Participation

(a)	Each executive officer of the Corporation who currently is a participant in the PEP will become a Participant upon delivery of a participation agreement in the form approved by the CEO, which shall include a surrender of the performance shares granted to him or her under the PEP for the performance period ending December 31, 2008. Additional Participants may be added from time to time by resolution of the Committee during the Performance Period.

(b)	The Committee or the CEO may condition participation in the Plan by an employee upon the employee agreeing to certain terms and conditions of employment, including, without limitation, non-compete, non-solicitation, confidentiality or similar provisions.

(c)	Nothing in the Plan, in any award granted under the Plan, or in any participation agreement shall be construed as a contract of employment between the Corporation or its Subsidiaries and a Participant, and the status of any person as a Participant shall not give that person the right to continue in the employ of the Corporation or a Subsidiary, the right to continue to provide services to the Corporation or a Subsidiary, or as a limitation of the right of the Corporation or a Subsidiary to discharge any Participant at any time.

(d)	No portion of any award under the Plan shall be taken into account as “wages,” “salary,” or “compensation” for any purpose, whether in determining eligibility, benefits, or otherwise, under (1) any pension, retirement, profit sharing, or other qualified or non-qualified plan of deferred compensation, (2) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, and disability, or (3) any form of extraordinary pay including, but not limited to, bonuses, sick pay, or vacation pay.

Section 4.	Awards

(a)	Each Participant shall be eligible to receive a cash award established by the Board and set forth in such Participant’s participation agreement. A Participant added by action of the Committee under the last sentence of Section 3(a) of the Plan shall be eligible to receive an award in the amount set forth in the resolution of the Committee designating such employee a Participant. The Committee may increase the amount of a Participant’s award during the Performance Period by resolution of the Committee. The Committee may not decrease the amount of an award to a Participant without the consent of the Participant.

(b)	Subject to the provisions set forth in Section 6 of the Plan, awards will be paid to Participants only if the average of the Corporation’s annual Return on Capital Employed (excluding restructuring and restructuring related charges) achieved during fiscal years 2008, 2009, and 2010 is at least 12% (the “Performance Goal”). The Committee shall have the authority to adjust the Performance Goal upward or downward in such manner as it deems appropriate to reflect unusual, extraordinary or non-recurring items or events, changes in applicable accounting rules or principles or in the Corporation’s methods of accounting, changes in applicable tax laws or regulations, or such other factors as the Committee may determine. If the Corporation achieves the Performance Goal, a Participant will be entitled to receive the cash award set forth in such Participant’s participation agreement adjusted (1) upward proportionately to the extent the Stock Price Measure exceeds the Stock Base Amount or (2) downward proportionately to the extent the Stock Price Measure is less than the Stock Base Amount.

(c)	To the extent earned, awards will be paid on or before January 31, 2011, subject to all withholding and employment taxes required by law. A Participant may not assign, encumber, or transfer any right or interest under the Plan before payment is made.

Section 5.	Change in Control of the Corporation

In the event of a Change in Control of the Corporation, the Corporation or any successor corporation shall pay the awards granted under the Plan on the day immediately following the later of (a) the effective time of the Change in Control of the Corporation or (b) the consummation of the transaction contemplated in an agreement described in clause (3) or a transaction described in clause (4) of Section 2(c) of the Plan if such transaction is consummated. The amount of the awards payable to a Participant under this Section 5 shall be the amount set forth in such Participant’s participation agreement calculated as if the Performance Goal had been achieved.

Section 6.	Termination of Employment

A Participant who voluntarily leaves the employment of the Corporation or its Subsidiaries (including by retirement) or who is terminated For Cause before the earlier of the date the award becomes payable under Section 5 of the Plan or January 31, 2011, forfeits all right to receive payment of an award. Subject to Section 5 of the Plan, in the event of an Involuntary Termination of a Participant, such Participant will receive a pro rata share of the award calculated by multiplying (1) the amount of the award that otherwise would have been paid if the Participant had continued in the employment of the Corporation or its Subsidiaries through January 31, 2011, by (2) a fraction the numerator of which shall equal the number of days the Participant was employed by the Corporation and its Subsidiaries during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. The amount of an award payable to a Participant under this Section 6 shall be calculated as if the Performance Goal had been achieved and the award set forth in such Participant’s participation agreement (as adjusted in accordance with the immediately preceding sentence) shall be adjusted (A) upward proportionately to the extent the Stock Price Measure exceeds the Stock Base Amount or (B) downward proportionately to the extent the Stock Price Measure is less than the Stock Base Amount.

Section 7.	Administration

(a)	The Committee shall construe, interpret, and administer the Plan. All decisions by the Committee shall be final, conclusive and binding on the Corporation and each Participant, former Participant, and every other interested person. To the maximum extent permitted under Maryland law, neither the Corporation, the Board, the Committee, nor any member of the Committee or the Board shall be liable for any action or determination made with respect to the Plan. The Plan shall be construed in accordance with and governed by the laws of the State of Maryland.

(b)	The Board may amend, suspend, or terminate the Plan at any time and in such manner and to such extent as it deems advisable, except that no amendment, suspension, or termination shall impair any right theretofore granted to a Participant without the consent of the Participant.